Exhibit 3.125

CERTIFICATE OF FORMATION

OF

[INSERT NAME OF L.L.C.]

This Certificate of Formation of [NAME OF L.L.C.] (the "LLC") dated [DATE], is being duly executed and filed by [NAME OF AUTHORIZED PERSON], as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101 et sec .)

FIRST. The name of the limited liability company formed hereby is [NAME OF L.L.C.].

SECOND. The address of the registered office of the LLC in the State of Delaware is [STREET ADDRESS], [CITY], [ZIP CODE]. The name of its registered agent at such address is [NAME OF REGISTERED AGENT].

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

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